Exhibit 99.1

Exhibit 99.1 - News Release – Fourth fiscal quarter ended September 29, 2019.

4600 E. 53rd St.

Davenport, IA 52807

www.lee.net

NEWS RELEASE

Lee Enterprises continues strong digital transformation; reports quarter and fiscal year results

DAVENPORT, Iowa (December 12, 2019) — Lee Enterprises, Incorporated (NYSE: LEE), a leading provider of high quality, trusted, local news, information and a major platform for advertising in 50 markets, today reported fourth quarter and year to date financial results(1) for the period ended September 29, 2019.

Fourth quarter highlights:(2)(5)

•	Total digital revenue was $36.2 million and represented 29.3% of our operating revenue.
•	Digital advertising revenue on a same property basis increased 2.5% in the quarter and represented 41.0% of total advertising revenue.
•	Revenue at TownNews increased 10.7% in the fourth quarter, excluding the 53rd week of operations in 2018, and revenue over the last twelve months totaled $22.6 million.
•	Subscription revenue on a same property basis decreased 4.6% in the quarter. Digital only subscribers increased 79.1% and now total 91,000.
•

Total revenues were $123.7 million in the fourth quarter, compared to $139.7 million in the prior year quarter. Excluding the impact of acquisitions and the 53rd week of operations last year, total revenue on a same property basis decreased 8.2%.

•	Net income totaled $1.3 million and Adjusted EBITDA(3) totaled $31.1 million.

"We made great progress on our digital transformation in 2019, as we saw positive results in digital advertising, continued double-digit growth at TownNews and solid digital-only subscriber growth,” said Kevin Mowbray, President and Chief Executive Officer. “In the fourth quarter, total digital revenue, which includes digital advertising, digital subscription revenue and digital services revenue, totaled $36.2 million, or 29.3% of our total operating revenue,” Mowbray added. “Digital advertising revenue comprised more than 40% of our total advertising revenue in the fourth quarter, and print advertising accounted for less than 30% of our total operating revenue,” said Mowbray. "Also, based on third party research, we believe we capture more than twice the industry average in digital market share," added Mowbray.

“Digital advertising revenue on a same property basis increased 2.5% in the fourth quarter due to an enhanced focus on local retail accounts and the expansion of our Amplified Agency,” said Mowbray. “Revenue at the Amplified Agency increased 28.6% compared to the prior year.”

“Revenue at TownNews increased 10.7% in the fourth quarter due to gains in market share, product enhancements and the acquisition of GTxcel’s CMS business; consistent with its eight year compounded annual growth rate of 10.9%,” Mowbray said. “We are really excited about the sustained, significant growth at TownNews, and we expect additional growth in 2020.”

“On the cost side, we made significant changes to our business in the fourth quarter that will have a significant impact into 2020,” said Tim Millage, Vice President, Chief Financial Officer and Treasurer. “Operating expenses were down 10.6% in the fourth quarter and cash costs(3) on a same property basis were down 8.1%. For the fiscal year, cash costs were down 5.9%, exceeding the upper bound of our previously announced guidance,” Millage added. “For 2020, we expect cash costs to be down between 5.5% and 6.5%,” said Millage.

Fiscal Year 2019 Financial Highlights:(2)(5)

•	Total revenue was $509.9 million in the fiscal year compared to $544.0 million in the prior year. On a same property basis, revenue decreased 6.1%.
•

Total digital revenue was $144.6 million and increased 4.3% on a same property basis in fiscal year 2019. Digital advertising revenue on a same property basis increased 4.6%, digital-only subscription revenue increased 43.3% and digital services revenue, which is predominantly TownNews, increased 15.8%.

•	Revenue from the management agreement with BH Media Group totaled $12.6 million, compared to $1.3 million a year ago.
•	Net income totaled $15.9 million and Adjusted EBITDA(1) totaled $121.5 million.
•	Debt was reduced $41.2 million in 2019 and leverage, net of cash was 3.6x at September 29, 2019.
•	Monthly visits to Lee mobile, tablet, desktop and app sites averaged 73.9 million, and page views per visit, one metric we use to monitor engagement, increased 10.2%.

FOURTH QUARTER OPERATING RESULTS(2)(5)

Operating revenue for the 13 weeks ended September 29, 2019 totaled $123.7 million, compared to $139.7 million in the prior year quarter. On a same property basis, revenue decreased 8.2% in the quarter.

Advertising and marketing services revenue decreased 13.1% on a same property basis. The decrease in advertising and marketing services revenue is due to softness in print advertising demand resulting in reduced advertising volume primarily from large retail, big box stores and classifieds. Partially offsetting print declines, digital advertising and marketing services revenue increased 2.5% on a same property basis to $24.6 million and represented 41.0% of total advertising revenue.

Subscription revenue decreased 4.6% on a same property basis. Lower paid circulation units were partially offset by strategic pricing programs and premium content and growth in digital only subscribers. Average daily newspaper circulation, including TNI and MNI(4) and digital subscribers, totaled 0.7 million in the current quarter. Sunday circulation totaled 1.0 million. Digital only subscribers increased 79.1% in the quarter and totaled 91,000 at the end of 2019.

Other revenue, which primarily consists of digital services revenue, management agreement revenue, commercial printing revenue and revenue from delivery of third party products, increased 2.3% in the current year quarter. The increase was partially due to growth at TownNews and $2.6 million of management agreement revenue in the current quarter compared to $1.3 million in the prior year quarter.

Total digital revenue, including digital advertising, digital subscriptions and digital services, was $36.2 million for the quarter and represented 29.3% of our total operating revenue.

Operating expenses for the 13 weeks ended September 29, 2019 decreased 10.6%. Cash costs decreased 8.1% on a same property basis. Compensation decreased 9.7%. Newsprint and ink expense decreased 25.9% due to lower prices and lower volumes from print unit declines. Other operating expenses decreased 4.2% primarily driven by lower legacy print costs and offset in part by higher costs associated with growing digital revenue and increases in other cash costs from outsourcing.

Restructuring costs and other totaled $6.0 million and $1.4 million in the 2019 quarter and 2018 quarter, respectively. $3.8 million of the current year quarter expense relates to withdrawals from certain of our multiemployer pension plans.

Including equity in earnings of associated companies, depreciation and amortization, assets loss (gain) on sales, impairments and other, operating income totaled $14.4 million in the current year quarter, compared with $19.1 million a year ago.

Interest expense decreased 13.6%, or $1.8 million, in the current quarter due to lower debt balances. The Company recognized non-operating income of $0.2 million in the current year quarter compared to operating expense of $0.8 million in the same quarter of the prior year due to a change in fair value of stock warrants. The Company recognized $1.2 million of debt refinancing and administrative costs in the current quarter and $1.3 million in the same quarter of the prior year. The vast majority of the debt financing and administrative costs represent amortization of refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $0.8 million, compared with income of $4.1 million a year ago. Adjusted EBITDA for the quarter was $31.1 million.

			Quarter Ended
	September 29		September 30
	2019		2018
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	819	0.03	4,066	0.07
Adjustments:
Warrants fair value adjustment	(223)	0.01	756	0.01
Income attributable to Lee Enterprises, Incorporated, as adjusted	596	0.01	4,822	0.09

FISCAL YEAR OPERATING RESULTS(2)(5)

Operating revenue for the 52 weeks ended September 29, 2019 totaled $509.9 million compared to $544.0 million for 53 weeks ended September 30, 2018. Excluding the extra week of operations in 2018 and acquisitions, revenue on a same property basis decreased 6.1%.

Advertising and marketing services revenue decreased 12.0% on a same property basis. Partially offsetting print declines, digital advertising and marketing services revenue increased 4.6% on a same property basis to $99.4 million and represented 37.9% of total advertising revenue.

Subscription revenue decreased 4.3% on a same property basis. Lower paid circulation units were partially offset by strategic pricing programs and premium content and growth in digital only subscribers.

Other revenue, which consists of digital services, management agreement revenue, commercial printing revenue and revenue from delivery of third party products, increased 26.1% in the current year. The increase was partially due to revenue growth at TownNews and $12.6 million in management agreement revenue compared to $1.3 million in the prior year.

Total digital revenue, including digital advertising, digital subscriptions and digital services, was $144.6 million in 2019 and represented 28.4% of our total operating revenue. On a standalone basis, revenue at TownNews totaled $22.6 million for the twelve months ended September 29, 2019, a 20.1% increase over the prior year, excluding the extra week in the prior year.

Operating expenses for 2019 decreased 5.4%. Cash costs decreased 5.9% on a same property basis. Compensation decreased 7.8%, primarily as a result of a decrease in the average number of full-time equivalent employees of 10.9%. Due to volume declines, newsprint and ink expense decreased 8.9%. Other operating expenses decreased 3.7%.

Restructuring costs and other, which are primarily severance costs and costs associated with withdrawals from multiemployer pensions, totaled $11.6 million and $5.6 million in 2019 and 2018, respectively.

Including equity in earnings of associated companies, depreciation and amortization, assets loss (gain) on sales, impairments and other, in both years, operating income was $74.7 million in 2019, compared with $85.7 million a year ago.

Interest expense decreased 10.1%, or $5.4 million, in the current year due to lower debt balances. We recognized non-operating income of $0.6 million in the current year compared to non-operating expense of $0.2 million in the prior year due to the change in fair value of stock warrants.  In the current fiscal year, $7.2 million of debt financing and administrative costs were expensed compared to $5.3 million in the same period a year ago. Amortization increased as a result of debt repurchases totaling $21.6 million in the 2019 period.  The majority of the debt financing and administrative costs are mainly amortization of costs paid as part of our refinancing in 2014.

Income attributable to Lee Enterprises, Incorporated for the year totaled $14.3 million, compared to income of $45.8 million a year ago.

Adjusted EBITDA for the 52 weeks ended September 29, 2019 was $121.5 million, compared to $131.9 million for the 53 weeks ended September 30, 2018.

The following table summarizes the estimated impact from the 2017 Tax Act as well as the warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share.(3)

			Year Ended
	September 29		September 30
	2019		2018
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	14,268	0.25	45,766	0.82
Adjustments:
Warrants fair value adjustment	(612)	0.01	226	—
Adjusted income before income tax impacts	13,656	0.24	45,992	0.82
Income tax effect of 2017 Tax Act	—	—	(24,872)	(0.44)
Income attributable to Lee Enterprises, Incorporated, as adjusted	13,656	0.24	21,120	0.38

DEBT AND FREE CASH FLOW

As of September 29, 2019, the principal amount of debt was $443.6 million. Debt was reduced $14.9 million in the quarter and $41.2 million in the current year. The principal amount of our debt, net of cash, is 3.6 times our adjusted EBITDA for the past 12 months ended September 29, 2019.

At September 29, 2019, including $8.6 million in cash and availability under our revolving facility(4), liquidity totaled $26.3 million. Excluding future excess cash flow payments, there are no required debt principal payments over the next twelve months.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 800-309-1256 and entering a conference passcode of 821203 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and over 200 weekly and specialty publications serving 50 markets in 20 states. Year to date, Lee's newspapers have average circulation of 0.7 million daily and 1.0 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;
•	Our ability to comply with the financial covenants in our credit facilities;
•	Our ability to refinance our debt as it comes due;
•	Our ability to manage declining print revenue;
•	That the warrants issued in our refinancing will not be exercised;
•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•	Changes in advertising and subscription demand;
•	Changes in technology that impact our ability to deliver digital advertising;
•	Potential changes in newsprint, other commodities and energy costs;
•	Interest rates;
•	Labor costs;
•	Significant cyber security breaches or failure of our information technology systems;
•	Legislative and regulatory rulings;
•	Our ability to achieve planned expense reductions;
•	Our ability to maintain employee and customer relationships;
•	Our ability to manage increased capital costs;
•	Our ability to maintain our listing status on the NYSE;
•	Competition; and
•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:

IR@lee.net

(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	13 Weeks Ended	14 Weeks Ended		52 Weeks Ended	53 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	September 29 2019	September 30 2018	Percent Change	September 29 2019	September 30 2018	Percent Change

Advertising and marketing services	61,282	73,695	(16.8)	265,933	303,446	(12.4)
Subscription	48,726	52,703	(7.5)	186,691	195,108	(4.3)
Other	13,657	13,348	2.3	57,230	45,401	26.1
Total operating revenue	123,665	139,746	(11.5)	509,854	543,955	(6.3)
Operating expenses:
Compensation	42,672	49,614	(14.0)	182,869	199,164	(8.2)
Newsprint and ink	4,843	7,028	(31.1)	22,237	24,949	(10.9)
Other operating expenses	47,793	50,824	(6.0)	193,709	199,653	(3.0)
Cash costs	95,308	107,466	(11.3)	398,815	423,766	(5.9)
Total operating revenue less cash costs	28,357	32,280	(12.2)	111,039	120,189	(7.6)
Depreciation and amortization	7,069	7,794	(9.3)	29,332	31,766	(7.7)
Assets loss (gain) on sales, impairments and other, net	2,676	7,626	(64.9)	2,464	6,429	(61.7)
Restructuring costs and other	6,022	1,400	NM	11,635	5,550	NM
Operating expenses	111,075	124,286	(10.6)	442,246	467,511	(5.4)
Equity in earnings of associated companies	1,823	3,679	(50.4)	7,121	9,249	(23.0)
Operating income	14,413	19,139	(24.7)	74,729	85,693	(12.8)
Non-operating income (expense):
Interest expense	(11,232)	(13,004)	(13.6)	(47,488)	(52,842)	(10.1)
Debt financing and administrative costs	(1,160)	(1,251)	(7.3)	(7,214)	(5,311)	35.8
Other, net	1,082	115	NM	3,813	3,280	16.3
Non-operating expenses, net	(11,310)	(14,140)	(20.0)	(50,889)	(54,873)	(7.3)
Income before income taxes	3,103	4,999	(37.9)	23,840	30,820	(22.6)
Income tax expense (benefit)	1,758	561	NM	7,931	(16,228)	NM
Net income	1,345	4,438	(69.7)	15,909	47,048	(66.2)
Net income attributable to non-controlling interests	(526)	(372)	41.4	(1,641)	(1,282)	28.0
Income attributable to Lee Enterprises, Incorporated	819	4,066	(79.9)	14,268	45,766	(68.8)

Earnings per common share:
Basic	0.01	0.07	(85.7)	0.26	0.84	(69.3)
Diluted	0.01	0.07	(85.7)	0.25	0.82	(69.3)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
(Thousands of Dollars)	September 29 2019	September 30 2018	September 29 2019	September 30 2018

Net Income	1,345	4,438	15,909	47,048
Adjusted to exclude
Income tax expense (benefit)	1,758	561	7,931	(16,228)
Non-operating expenses (income), net	11,310	14,848	50,889	54,873
Equity in earnings of TNI and MNI	(1,823)	(3,679)	(7,121)	(9,249)
Loss (gain) on sale of assets and other, net	2,676	7,626	2,464	6,429
Depreciation and amortization	7,069	7,794	29,332	31,766
Restructuring costs and other	6,022	1,400	11,635	5,550
Stock compensation	428	417	1,638	1,857
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,325	2,449	8,811	9,883
Adjusted EBITDA	31,110	35,854	121,488	131,929

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	September 29 2019	September 30 2018
Cash	8,645	5,380
Debt (Principal Amount):
1st Lien Term Loan	—	6,303
Notes	363,420	385,000
2nd Lien Term Loan	80,207	93,556
	443,627	484,859

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	September 29 2019	September 30 2018	September 29 2019	September 30 2018

Capital expenditures (Thousands of Dollars)	2,148	1,744	5,901	6,025
Average common shares - basic (Thousands of Shares)	55,770	55,005	55,565	54,702
Average common shares - diluted (Thousands of Shares)	57,046	56,599	56,884	55,948
Shares outstanding at end of period (Thousands of Shares)			57,646	57,141

NOTES

(1)

This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)

To facilitate a comparison of our results to prior periods, certain revenue and expense trends are presented on a same property basis and exclude the impact of acquisitions, dispositions and the 53rd week of revenues and expenses in the computation of the trends.

(3)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•

Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•

Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the warrant valuation as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the warrant valuation and the impact of the 2017 Tax Act.

•

Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash.

(4)

The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility (Revolving Facility) under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(5)

Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.